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                                                               EXHIBIT 99.B5b

                             SUB-ADVISORY AGREEMENT

          This Agreement dated February 13, 1990, as restated November 17, 1994, by and between SunAmerica Asset Management Corp., a Delaware corporation (the "Adviser"), 733 Third Avenue, New York, New York 10017, and Wellington Management Company, a Massachusetts partnership ("Wellington"), 75 State Street, Boston, Massachusetts 02109.

                                  WITNESSETH:

          WHEREAS, the parties hereto have entered into separate subadvisory agreements, each dated February 13, 1990, with respect to the each separate series of Anchor Series Trust (the "Trust");
and

          WHEREAS, each such subadvisory agreement is identical with respect to their terms and conditions; and

          WHEREAS, the parties have determined it desirable to consolidate all such subadvisory agreements into one document for administrative convenience.

          NOW THEREFORE, it is hereby agreed by and between the Adviser and Wellington as follows:

1. DUTIES OF WELLINGTON. Adviser hereby engages the services of Wellington in furtherance of its Investment Advisory and Management Agreement with Anchor Series Trust (the "Trust") dated February 13, 1990, on behalf of each separate series of the Trust set forth in Schedule A attached hereto (the "Portfolios"). Pursuant to this Sub-Advisory Agreement and subject to the oversight and review of Adviser, Wellington will manage the investment and reinvestment of the assets of each Portfolio. Wellington will determine in its discretion, subject to the oversight and review of Adviser, the securities to be purchased or sold, will provide the Adviser with records concerning its activities which the Adviser or the Trust is required to maintain, and will render regular reports to Adviser and to officers and Trustees of the Trust concerning its discharge of the foregoing responsibilities. Wellington shall discharge the foregoing responsibilities subject to the control of the officers and the Trustees of the Trust and in compliance with such policies as the Trustees of the Trust may from time to time establish, and in compliance with the objectives, policies, and limitations of each Portfolio set forth in the Trust's prospectus, and applicable laws and regulations. Wellington accepts such employment and agrees, at its own expense, to render the services and to provide the office space, furnishings, equipment and personnel required by it to perform the services on the terms and for the compensation provided in this Agreement.

2. PORTFOLIO TRANSACTIONS. Wellington is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed in this Agreement. Subject to policies established by the Trustees of the Trust, Wellington may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if Wellington determines in good faith that such amount of commission is reasonable in
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relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or Wellington's overall responsibilities with respect to each Portfolio of the Trust and other clients of Wellington. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. Wellington will promptly communicate to Adviser and to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

3. COMPENSATION OF WELLINGTON. As its compensation hereunder, the Adviser shall pay to Wellington on the last day of each calendar month, or as promptly as possible thereafter, a fee calculated in accordance with the average daily net assets of the indicated Portfolio as set forth in Schedule A attached hereto.

4. OTHER SERVICES. At the request of the Trust and Adviser, Wellington in its discretion may make available to the Trust, office facilities, equipment, personnel and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by Wellington and billed to the Trust or Adviser at Wellington's cost.

5. REPORTS. The Trust, Adviser, and Wellington agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

6. STATUS OF WELLINGTON. The services of Wellington to Adviser and the Trust are not to be deemed exclusive, and Wellington shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. Wellington shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

7. CERTAIN RECORDS. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Investment Company Act of 1940 which are prepared or maintained by Wellington on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust or Adviser on request.

8. REFERENCE TO WELLINGTON. Neither the Trust nor Adviser or any affiliate or agent thereof shall make reference to or use the name of Wellington or any of its affiliates in any advertising or promotional materials without the prior approval of Wellington, which approval shall not be unreasonably withheld.

9. LIABILITY OF WELLINGTON. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties ("disabling conduct") hereunder on the part of Wellington (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with Wellington) Wellington shall not be subject to liability to the Trust or to any shareholder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any


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loss suffered by any of them in connection with the matters to which this Agreement relates, except to the extent specified in Section 36(b) of the Investment Company Act of 1940 concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Except for such disabling conduct, the Trust shall indemnify Wellington (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with Wellington) from any liability arising from Wellington's conduct under this Agreement.

          Indemnification to Wellington or any of its personnel or affiliates shall be made when (i) a final decision on the merits rendered, by a court or other body before whom the proceeding was brought, that the person to be indemnified was not liable by reason of disabling conduct or, (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the person to be indemnified was not liable by reason of disabling conduct, by (a) the vote of a majority of a quorum of Trustees who are neither "interested persons" of the Trust as defined in section 2(a)(19) of the Investment Company Act of 1940 nor parties to the proceeding ("disinterested, non-party Trustees"), or (b) an independent legal counsel in a written opinion. The Trust may, by vote of a majority of the disinterested, non-party Trustees, advance attorneys' fees or other expenses incurred by officers, Trustees, investment advisers, sub-advisers or principal underwriters, in defending a proceeding upon the undertaking by or on behalf of the person to be indemnified to repay the advance unless it is ultimately determined that he is entitled to indemnification. Such advance shall be subject to at least one of the following: (1) the person to be indemnified shall provide a security for his undertaking, (2) the Trust shall be insured against losses arising by reason of any lawful advances, or (3) a majority of a quorum of the disinterested, non-party Trustees, or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts, that there is reason to believe that the person to be indemnified ultimately will be found entitled to indemnification.

10. PERMISSIBLE INTERESTS. Trustees and agents of the Trust are or may be interested in Wellington (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of Wellington are or may be interested in the Trust as trustees, or otherwise; and Wellington (or any successor) is or may be interested in the Trust in some manner.

11. DURATION AND TERMINATION. This Agreement, unless sooner terminated as provided herein, shall continue with respect to each Portfolio until February 13, 1992, and thereafter, for periods of one year so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of each Portfolio voting separately from any other Portfolio of the Trust, provided, however, that if the shareholders fail to approve the Agreement as provided herein, Wellington may continue to serve hereunder in the manner and to the extent permitted by the Investment Company Act of 1940 and rules thereunder. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the


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Investment Company Act of 1940 and the rules and regulations thereunder. This Agreement may be terminated at any time, without the payment of any penalty by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of each Portfolio with respect to that Portfolio or by the Adviser on not less than 30 days nor more than 60 days written notice to Wellington or by Wellington at any time without the payment of any penalty, on 90 days written notice to Adviser and the Trust. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postage prepaid, to the other party at any office of such party.

          As used in this Section 11, the terms, "assignment", "interested persons", and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the Investment Company Act of 1940 and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

          This Agreement will also terminate in the event that the Investment Advisory and Management Agreement by and between the Trust on behalf of each Portfolio and the Adviser dated February
13, 1990, is terminated.

12. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

          A copy of the Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees as Trustees, and is not binding upon any of the Trustees, officers, or shareholders of the Trust individually but binding only upon the assets and property of the Trust.

          IN WITNESS WHEREOF, the parties have executed this Agreement on this 17th day of November, 1994.

                                    SUNAMERICA ASSET MANAGEMENT CORP.



                                    By: /s/ Robert M. Zakem



                                    WELLINGTON MANAGEMENT COMPANY



                                   By: /s/ Duncan M. McFarland



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                                   SCHEDULE A

                                                  FEE RATE
PORTFOLIO                         (as a % of average daily net asset value)
---------                         -----------------------------------------
Capital Appreciation Portfolio           .375% first $ 50MM
                                         .275% next  $100MM
                                         .200% next  $350MM
                                         .150% thereafter

Convertible Securities Portfolio         .325% first $ 50MM
                                         .225% next  $100MM
                                         .200% next  $350MM
                                         .150% thereafter

Fixed Income Portfolio                   .225% first $ 50MM
                                         .125% next  $ 50MM
                                         .100% thereafter

Foreign Securities Portfolio             .400% first $ 50MM
                                         .275% next  $100MM
                                         .200% next  $350MM
                                         .150% thereafter

Government & Quality Bond Portfolio      .225% first $ 50MM
                                         .125% next  $ 50MM
                                         .100% thereafter

Growth Portfolio                         .325% first $ 50MM
                                         .225% next  $100MM
                                         .200% next  $350MM
                                         .150% thereafter

High Yield Portfolio                     .300% first $ 50MM
                                         .225% next  $100MM
                                         .175% next  $350MM
                                         .150% thereafter

Money Market Portfolio                   .075% first $500MM
                                         .020% thereafter

Multi-Asset Portfolio                    .250% first $ 50MM
                                         .175% next  $100MM
                                         .150% thereafter

Natural Resources Portfolio              .350% first $ 50MM
                                         .250% next  $100MM
                                         .200% next  $350MM
                                         .150% thereafter

Strategic Multi-Asset Portfolio          .300% first $ 50MM
                                         .200% next  $100MM
                                         .175% next  $350MM
                                         .150% thereafter

Target '98 Portfolio                     .225% first $ 50MM
                                         .150% next  $ 50MM
                                         .100% next  $400MM
                                         .050% thereafter



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